                                  EXHIBIT 10.17


                              TB WOOD'S CORPORATION

                          SUPPLEMENTAL RETIREMENT PLAN













                                      Final

                                   May 7, 1998






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                 THIS DOCUMENT IS AN IMPORTANT LEGAL INSTRUMENT
                       WITH LEGAL AND TAX IMPLICATIONS AND
                       SHOULD BE REVIEWED BY YOUR ATTORNEY
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                                    ARTICLE I

                           PURPOSE AND EFFECTIVE DATE
                           --------------------------

     1.01 Title. This Plan shall be known as the TB Wood's Corporation Supplemental Retirement Plan (hereinafter referred to as the "Plan").

     1.02 Purpose. The purpose of the Plan is to permit a select group of management and highly compensated employees to restore the income lost under the Qualified Plan because of limits imposed on that plan by the Internal Revenue Code.

     1.03 Effective Date. The effective date of this Plan shall be January 1, 1998.


                                   ARTICLE II

                DEFINITIONS AND CONSTRUCTION OF THE PLAN DOCUMENT
                -------------------------------------------------

     2.01 Administrator. "Administrator," for purposes of the claims procedure of this Plan, shall mean the VP of Quality/Human Resources.

     2.02 Beneficiary. "Beneficiary" shall mean the person or persons or the estate of a Participant entitled to receive any benefits under this Plan following the death of a Participant.

     2.03 Board. "Board" shall mean the Board of Directors of TB Wood's Corporation.

     2.04 Bookkeeping Account. "Bookkeeping Account" shall mean the bookkeeping record established for each Participant.

     2.05 Cause.  "Cause" shall mean:

                  (a)      conviction of the Executive for a felony,

                  (b) the occurrence of material loss or damage to the Employer as a result of the Executive's commission of any act or acts of theft, larceny, embezzlement, fraud, dishonesty, illegality, sexual harassment, or moral turpitude as determined in good faith by the Board of Directors of the Employer, whose determination shall be final and binding.

                  (c) gross insubordination or gross and willful violation of Employer's policies.

     2.06 Change of Control. "Change of Control" shall mean (1) the direct or indirect ownership by any person of twenty (20%) or more of the voting stock of the Company unless the Company's Board of Directors has approved such ownership, or (2) the commencement of a tender offer by any person without the approval of the Board of Directors if upon consummation thereof such person would directly or indirectly own twenty (20%) or more of the voting stock of the Company, or
(3) the individuals who constitute the Board of Directors of the Company on the date hereof for any reason cease to be a majority of the Board of Directors, provided that any person becoming a member of the Board of Directors subsequent to the date hereof shall be considered to be a member of the Board of Directors on the date hereof if such person was nominated or elected by at least seventy-five percent (75%) of the members of the Board of Directors (or persons treated as a member of the Board of Directors) on the date hereof.

                  (a) If there is a Change of Control, notwithstanding any other provision of this Plan, any Participant who has a balance in her/her Bookkeeping Account may, at any time during a twenty-four (24) month period




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

                           immediately following a Change of Control elect to receive an immediate lump sum payment of the vested and previously unvested balance of his/her Bookkeeping Account reduced by a penalty equal to ten percent (10%) of the Participant's remaining Bookkeeping Account balance. The ten percent (10%) penalty shall be permanently forfeited and shall not be paid to, or in respect of, the Participant. The Participant shall thereafter be ineligible to participate in the Plan.

                  (b) If there is a Change of Control, notwithstanding any other provision of this Plan, any retired Participant or Beneficiary may, at any time during a twenty-four(24) month period immediately following a Change of Control, elect to receive an immediate lump sum payment of the vested and previously unvested balance of her/her Bookkeeping Account reduced by a penalty equal to six percent (6%) of the retired Participant's or Beneficiary's remaining Bookkeeping Account balance. The six percent (6%) penalty shall be permanently forfeited and shall not be paid to, or in respect of, the retired Participant or Beneficiary. The retired Participant or Beneficiary shall thereafter be ineligible to participate in the Plan.

                           In the event no such request is made by a Participant, a retired Participant or Beneficiary, the Plan and Agreement shall remain in full force and effect.

     2.07 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     2.08 Committee. "Committee" shall mean the fiduciary committee consisting of the President, VP of Finance, and VP of Quality/Human Resources.

     2.09 Company. "Company" shall mean TB Wood's Corporation and any subsidiary or affiliated company that adopts the Plan for its employees with the approval of the Board.

     2.10 Disability. "Disability" shall mean a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders the Executive incapable of continuing her/her usual and customary employment with the Employer. The disability will be determined by a licensed physician chosen by the Administrator. For purposes of this document, disability shall not include conditions caused by or aggravated by alcohol or substance abuse.

     2.11 Earnings. "Earnings" shall mean the Participant's base pay, including elective deferrals to the Qualified Plan and salary reduction contributions to a Code Section 125 plan, plus compensation from the Annual Management Incentive Compensation Plan, commonly known as the "EBBIT Bonus Plan." Notwithstanding the preceding sentence, for those Participants listed in Appendix I, "Earnings" shall not include compensation from the Annual Management Incentive Compensation Plan.

     2.12 Employee. "Employee" shall mean a member of a select group of management or highly compensated employees of the Company.

     2.13 Final Average Earnings. "Final Average Earnings" shall mean the annual average of a Participant's three (3) highest consecutive years of Earnings out of his last ten (10) years of employment.

     2.14 Participant. "Participant" shall mean an Employee who has been selected for participation in the Plan pursuant to Section 3.01, and whose Bookkeeping Account balance has not yet been fully distributed.

     2.15 Plan. "Plan" shall mean the TB Wood's Corporation Supplemental Retirement Plan as described in this document and as amended from time to time.

     2.16 Plan Year. The "Plan Year" shall mean the twelve-month period commencing January 1 and ending on December 31.

     2.17 Qualified Plan. "Qualified Plan" shall mean the TB Wood's Corporation Retirement Savings and Investment Plan (401(k)), as amended from time to time.




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     2.18 Target Benefit. "Target Benefit" shall mean the annual income payable as a single life annuity assumed to be available to the Participant at age 65, equal to 50% of his Final Average Earnings, reduced by the sum of (a), (b) and
(c) below:

                  (a) is one hundred percent (100%) of the annual income payable as a single life annuity at age 65 which is the actuarial equivalent of the projected value, as of the Participant's 65th birthday, of that portion of the Participant's account balance under the Qualified Plan attributable to employer contributions, assuming that the Company would make the maximum employer contributions (whether or not the Participant makes elective deferrals) and assuming such employer contributions would earn interest at a rate of 8% per year.

                  (b) is one hundred percent (100%) of the estimated annual primary social security benefit payable to the Participant as of his social security normal retirement age (as defined in section 216(l) of the Social Security Act), assuming the Participant continues to receive earnings for social security purposes at the same rate.

                  (c) is sixty-six and two-thirds percent (66 2/3%) of the annual income payable as a single life annuity at age 65 which is the actuarial equivalent of the projected cash value, as of the Participant's 65th birthday, of the split-dollar life insurance policy or policies purchased on behalf of the Participant by the Company which are in effect on the initial date of his participation in this Plan. Such projected cash value shall be determined based on the policy assumptions in effect on such initial date of participation in this Plan.

     2.19 Termination of Service. "Termination of Service" shall mean the termination of the Participant's employment as a regular Employee of the Company and any division, subsidiary or affiliate thereof.

     2.20 Triggering Event. "Triggering Event" shall mean the event which results in a distribution of the Participant's Bookkeeping Account balance pursuant to Section 6.01.

     2.21 Valuation Date. The regular Valuation Date for this Plan shall be each December 31 (commencing December 31, 1998). The Committee may provide for Valuation Dates at such other times as it deems necessary or expedient. As soon as administratively practicable following each Valuation Date, the Company will provide a written account report to each Participant.

     2.22 Year of Service. For purposes of determining eligibility to participate in this Plan, an Employee shall be credited with a Year of Service for every twelve (12) consecutive months of employment with the Company. For purposes of determining the value of a Participant's Bookkeeping Account balance, a Participant shall be credited with no more than five (5) Years of Service for his period of employment with the Company prior to the date he commences participation in this Plan and shall be credited with one (1) additional Year of Service for every twelve (12) consecutive months of employment beginning with the date he commences participation in this Plan.

     Titles of the Articles of this Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of this Plan document. Wherever the context so requires, masculine pronouns include the feminine, and singular words shall include the plural.


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                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION
                          -----------------------------


     3.01 Eligibility. Eligibility for participation in this Plan shall be determined by the President of the Company, with approval by the Board. Each Participant must have had at least five (5) Years of Service with the Company prior to initial participation, and each Participant must be a member of a select group of management or a highly compensated employee of the Company.


                                   ARTICLE IV

                                  CONTRIBUTIONS
                                  -------------

     4.01 Participant Contribution. No Participant shall be required or permitted to contribute under this Plan. Any contributions the Participant is permitted to make under the Qualified Plan shall not be affected by this Plan.

     4.02 Company Contribution. This Plan shall be and remain at all times unfunded. As of the last day of each Plan Year (beginning December 31, 1998) on which any Participant remains employed by the Company, the Company shall credit an amount to the Participant's Bookkeeping Account. The amount of such credit shall be an annual amount which, when credited each year and accumulated with Interest, will accumulate to the lump sum value necessary to provide the Target Benefit, assuming all assumptions hold true. The amount shall be determined by an independent actuary designated by the Employer for that purpose and shall be redetermined periodically at the discretion of the Plan Administrator, but no less frequently than annually. The amount of the credit shall be computed at a level percentage of pay and using the following actuarial assumptions:

     Pre-Retirement
                  Interest Rate:            7.5%
                  Mortality Table:          GAM 83 Male
                  Pay Increases:            4%

     Post-Retirement
                  Interest Rate:            7.5%
                  Mortality Table:          GAM 83 Male

     To the extent not inconsistent with any other plan sponsored by the Company, the amount of the credit shall not be considered as compensation under such other plan.


                                    ARTICLE V

                      BOOKKEEPING ACCOUNT AND INTEREST RATE
                      -------------------------------------

     5.01 Bookkeeping Account. The credit pursuant to Section 4.02 shall be reflected in a Bookkeeping Account maintained for each Participant.

     5.02 Interest. As of each Valuation Date, the amount in the Participant's Bookkeeping Account shall be credited with interest at a rate equal to the annualized yield for 20-year United States Treasury Bonds in effect on the previous January 1. Such rate shall be applied to the existing balance reflected in the Participant's Bookkeeping Account, including any amounts credited as of the immediately preceding Valuation Date.





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                                   ARTICLE VI

                                  DISTRIBUTION
                                  ------------

     6.01 Distribution of Bookkeeping Account Balance. Distribution of the value of a Participant's Bookkeeping Account balance shall begin as soon as administratively practicable following the first occurrence of any of the following events (hereinafter referred to as the "Triggering Event"):

          (a)      Termination of Service, other than for Cause,
          (b)      death of a Participant,
          (c)      disability of a Participant per 2.10,
          (d)      a Change of Control rights per 2.06(a) and (b),
          (e)      termination of this Plan for any reason.

     6.02 Value of Bookkeeping Account Balance. As of a Triggering Event, the value of a Participant's Bookkeeping Account shall be calculated by first determining the Bookkeeping Account balance as of the most recent Valuation Date and adding interest since the most recent Valuation Date equal to the applicable interest rate in effect pursuant to Section 5.02 multiplied by a fraction the numerator of which is the number of days from January 1 to the Triggering Event and the denominator of which is 365. Such balance shall then be multiplied by the following vesting percentage based on the Participant's Years of Vesting Service as of such Triggering Event:

            Years of Service                            Vesting Percentage
            ----------------                            ------------------
   At least       5     but less than         6                 25%
   At least       6     but less than         7                 30%
   At least       7     but less than         8                 35%
   At least       8     but less than         9                 40%
   At least       9     but less than        10                 45%
   At least      10     but less than        11                 50%
   At least      11     but less than        12                 60%
   At least      12     but less than        13                 70%
   At least      13     but less than        14                 80%
   At least      14     but less than        15                 90%
   At least      15                                            100%

Notwithstanding the preceding, a Participant's Bookkeeping Account shall be 100% vested (regardless of his Years of Service) in the event of a Change in Control.

     6.03 Manner of Distribution. Distribution of the value of a Participant's Bookkeeping Account balance shall be paid as a lump sum distribution of cash. Notwithstanding the preceding sentence, in the event that the Participant has attained age sixty (60) as of the Triggering Event, the Participant or his Beneficiary may elect to have the value of the Participant's Bookkeeping Account balance paid in one of the following methods:

          (a)      lump sum distribution of cash

          (b) partial lump sum distribution of cash (to be determined by the Participant) and the remaining account balance to be provided in installment payments over a period of time up to 240 months

          (c)      installment payments over a period of time up to 240 months.

Account balances remaining with the Company shall be credited with interest as provided in section 5.02.









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                                   ARTICLE VII

                                   BENEFICIARY
                                   -----------

     7.01 Beneficiary Designation. A Participant shall designate a Beneficiary to receive benefits under the Plan by completing a Beneficiary Designation Form. If more than one Beneficiary is named, the shares and/or precedence of each Beneficiary shall be indicated. A Participant shall have the right to change the Beneficiary by submitting to the Committee a Change of Beneficiary form. However, no Change of Beneficiary shall be effective until acknowledged in writing by the Committee.

     7.02 Proper Beneficiary. If the Company has any doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

     7.03 Minor or Incompetent Beneficiary. In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Committee, in its sole and absolute discretion, may make a distribution to a legal or natural guardian or other relative of a minor, to a court-appointed committee of such incompetent, or to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company. Neither the Committee nor the Company shall have any responsibility to see to the proper application of any payments so made.


                                  ARTICLE VIII

                           ADMINISTRATION OF THE PLAN
                           --------------------------

     8.01 Majority Vote. All resolutions or other actions taken by the Committee shall be by vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

     8.02 Finality of Determination. Subject to the Plan, the Committee shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

     8.03 Certificates and Reports. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

     8.04 Indemnification and Exculpation. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of membership on the Committee. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law.

     8.05 Expenses. The expenses of administering the Plan shall be borne by the Company.









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                                   ARTICLE IX

                                CLAIMS PROCEDURE
                                ----------------

     9.01 Written Claim. Benefits shall be paid in accordance with the provisions of this Plan. The Participant (or Beneficiary), or a designated recipient thereof, shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Administrator. Such claim shall be reviewed by the Administrator or a delegate.

     9.02 Denied Claim. If the claim is denied, in full or in part, the Administrator shall provide a written notice within thirty (30) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

     9.03 Review Procedure. If the claim is denied and a review is desired, the Participant (or Beneficiary) shall notify the Administrator in writing within sixty (60) days after receipt of the written notice of denial. In requesting a review, the Participant or Beneficiary may request a review of the Plan document or other pertinent documents with regard to the Plan, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

     9.04 Committee Review. The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this Plan on which the decision is based.

                                    ARTICLE X

                         NATURE OF COMPANY'S OBLIGATION
                        -------------------------------

     10.01 Company's Obligation. The Company's obligations under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to informally or formally fund its financial obligations under this Plan.

     10.02 Creditor Status. Any assets which the Company may acquire or set aside to help cover its financial liabilities hereunder are and must remain general assets of the Company subject to the claims of its creditors. Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any asset of the Company. All rights of ownership in any such assets are and remain in the Company. Participants shall have the status of general unsecured creditors of the Company.


                                   ARTICLE XI

                                  MISCELLANEOUS
                                  -------------

     11.01 Written Notice. Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company at 440 North Fifth Avenue, Chambersburg, Pennsylvania 17201, marked for the attention of the Plan Administrator or if notice to an Employee, addressed to the last-known address maintained on the Company's personnel records.

     11.02 Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

     11.03 Merger, Consolidation or Acquisition. The Plan shall be binding upon the Company, its assigns, and any successor Company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon an Employee, the Beneficiary, assigns, heirs, executors and administrators.






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



     11.04 Amendment and Termination. The Company retains the sole and unilateral right to terminate, amend, modify, or supplement this Plan, in whole or part, at any time. This right includes the right to make retroactive amendments. However, no Company action under this right shall reduce the Bookkeeping Account of any Participant or Beneficiary or reduce benefits that are in payment status.

     11.05 Employment. This Plan does not provide a contract of employment between the Company and the Participant, and the Company reserves the right to terminate the Participant's employment for any reason, at any time, notwithstanding the existence of this Plan.

     11.06 Non-transferability. Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, spouse, or designated Beneficiary shall have any power to hypothecate, mortgage, commute, modify, or otherwise encumber in advance of any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony maintenance, owed by the Participant or Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

     11.07 Enforcement Expenses. The Company shall pay and be solely responsible for all reasonable enforcement expenses, including legal fees and court costs, incurred by any Participant, former Participant or Beneficiary as a result of any failure by the Company to timely pay any amount due to such person under this Plan (including but not limited to amounts due under this section), provided that the Company has been notified in writing of such failure and has not cured it within 30 days of the giving of such notice.

     11.08 Tax Withholding. The Company may withhold from a payment made under this Plan any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

     11.09 Applicable Law. This Plan shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent they are preempted by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). It is the intention of the Company that the Plan be unfunded for tax purposes and for purpose of Title I of ERISA.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 7th day of May, 1998, effective as of the first day of January , 1998.





                              TB WOOD'S CORPORATION

                             BY /s/ Michael L. Hurt
                                -------------------------
                                President

ATTEST:

By  /s/ Emma K. Gross
    -------------------
     [SEAL]

                                   APPENDIX I

For those Participants listed below, "Earnings" as defined in Section 2.11 shall mean the Participant's base pay, including elective deferrals to the Qualified Plan and salary reduction contributions to a Code Section 125 plan, but excluding compensation from the Annual Management Incentive Compensation Plan, commonly known as the "EBBIT Bonus Plan."

M. Hurt
T. Foley
M. Iversen




































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